Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:	Jeffrey B. Murphy, President and CEO or Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403
RTW, Inc. Reports Fourth Quarter Financial Results
—
     MINNEAPOLIS, MN — March 1, 2007 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation programs, today reported a net loss of $151,000, or $0.03 per diluted share, for the fourth quarter ended December 31, 2006, compared to net income of $2.1 million, or $0.37 per diluted share for the fourth quarter of 2005.
     Premiums earned in the fourth quarter totaled $9.9 million, down 13.2 percent from $11.4 million for the same period in 2005. Premiums in force at year-end totaled $47.5 million compared to $52.9 million on December 31, 2005. Service revenue was $1.2 million in the fourth quarter of 2006 compared to $1.5 million for the fourth quarter of 2005.
     “We have made very good progress in transitioning RTW from being a pure mono-line insurance company to becoming a service organization,” said Jeff Murphy, RTW’s President and CEO. “We built infrastructure and added capacity to prepare us for 2007 growth in both service and insurance revenue. We expected that service revenue would grow quickly in the short-term and offset anticipated declines in premiums earned. In the fourth quarter of 2006, however, service revenue growth did not offset the decline in premiums earned and resulted in revenues that were not sufficient to cover our existing operating costs. We expect this will quickly reverse and that we will be profitable in 2007.”
     Premiums earned and premiums in force declined as the company continued to focus on writing business that meets its underwriting profit expectations.
     “We continue to see challenges in writing business at the right price and will be conservative in writing insurance business until we see strengthening in insurance rates,” said Murphy. “We are doing two things in 2007 to reverse the decline in premiums. First, we are improving our marketing capability and are seeing increased submission flow, higher retention rates and more new business in 2007. Secondly, we are continuing to grow our small account book.”

     Premiums continued to decline in the Minnesota Assigned Risk Plan (“ARP”) and as a result, service revenue from the ARP decreased 33% from the fourth quarter of 2005. Excluding the ARP, service revenues grew 9% over the same period in 2005.
     “Revenue for some customers that we expected to provide services to in the fourth quarter of 2006 was delayed and instead rolled over into 2007,” said Murphy. “We see the following positive developments in our service business:”
•	Despite the ARP decrease in the second half of 2006, service revenue grew 35.1 percent in 2006 over 2005 and non-ARP service revenue grew over 110 percent;

•	We are providing services to customers in over 30 states and our newest customers include two transportation corporations in the Fortune 500 list; and

•	We expect double-digit year-over-year growth in service revenue in 2007; however, there may be some fluctuations in quarter-to-quarter comparisons.
     We are committed to growing our service business and remain excited about the opportunities this business presents and about the future prospects of this organization.”
     “Our book value per share was $9.90 at December 31, 2006, above the current market price of our common stock,” Murphy said. “We are committed to increasing shareholder value over the long-term by doing the right things today with our business.”
Full Year Results and Option Expense Impact
     Premiums earned decreased 13.8 percent to $42.6 million for the year ended December 31, 2006 compared to $49.4 million for the same period in 2005.
     Net income for the year ended December 31, 2006 totaled $3.3 million or $0.60 per diluted share versus $6.0 million or $1.06 per share for the comparable period in 2005. The 2006 fourth quarter and full year results include after-tax charges totaling $68,000 and $355,000, or $0.01 and $0.06 per diluted share, respectively, attributable to FAS 123R, “Share-Based Payment,” an accounting pronouncement requiring the expensing of stock-based compensation.
Further Operating Results Detail
     Total revenue decreased to $12.5 million for the quarter ended December 31, 2006 compared to $14.1 million for the same period in 2005, and decreased to $53.9 million for the year ended December 31, 2006, down from $59.0 million in 2005. For the quarter ended December 31, 2006, total revenue included investment income of $1.4 million compared to $1.2 million for the same period in 2005. For the year ended December 31, 2006, total revenue included investment income totaling $5.3 million compared to investment income of $4.6 million and realized investment gains of $580,000 in 2005.
     We benefited from improving our claim management capabilities and closing old claims in both 2006 and 2005. In 2006, we realized a $1.6 million pre-tax decrease in claim and claim settlement expenses for the year, recorded in the first two quarters of the year. In 2005, we realized a $3.6 million pre-tax decrease in claim and claim settlement expenses for the fourth quarter and $5.1 million for the year. These results reflect our focus and commitment to continually improve our ability to affect outcomes for open claims from prior accident years.
     General and administrative expenses include $76,000 and $383,000 for the three months and year ended December 31, 2006, respectively, related to stock-based compensation. No similar compensation expense was recorded in 2005.
     Income tax expense in the fourth quarter of 2006 includes adjustments for changes in estimates from prior periods that have affected the quarter-to-quarter and year-to-year comparison of income tax expense.
Conference Call Information
     RTW will host a conference call on Thursday, March 1, 2007, at 10:00 a.m. CST. To access the conference call, participants should dial 1-800-218-0713. A replay of the conference call will be available from March 1, 2007 through March 3, 2007 by calling 1-800-405-2236 or 1-303-590-3000 and entering the Passcode 11084280#. Forward looking and material information may be discussed during the conference call.
     The live audio broadcast of RTW’s quarterly conference call will be available online through a link at the company’s website at http://www.rtwi.com/investors/investors_main.htm. The online replay will be available for approximately ninety days.
About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado. In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) ACIC’s and BCIC’s ability to retain renewing policies and write new business with a B++ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and absence management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to expand our insurance solutions to new markets and write small accounts and select association business through ACIC and BCIC; (iv) our ability to maintain profitability and attract sufficient insurance opportunity in our traditional niche business during a soft insurance market cycle as other insurance carriers decrease prices; (v) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (vi) the ability of our reinsurers to honor their obligations to us; (vii) our ability to accurately predict claim development; (viii) our ability to provide ID15, RTW Solution and other proprietary products and services to customers successfully; (ix) our ability to manage both our existing claims and new claims in an efficient and effective manner; (x) our experience with claims frequency and severity; (xi) medical inflation; (xii) competition and the regulatory environment in which we operate; (xiii) general economic and business conditions; (xiv) our ability to obtain and retain reinsurance at a reasonable cost; (xv) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xvi) interest rate changes; and (xvii) other factors as noted in our filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
- more -

RTW, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited, in 000’s, except share and per share data)

	For the three months ended Dec. 31,		For the year ended Dec. 31,
	2006	2005	2006	2005
REVENUES:

Gross premiums earned	$12,237	$13,879	$51,367	$59,872
Premiums ceded to excess of loss treaties	(2,347)	(2,481)	(8,761)	(10,452)

Premiums earned	9,890	11,398	42,606	49,420
Investment income	1,360	1,244	5,325	4,613
Net realized investment gains	—	—	—	580
Service revenue	1,230	1,497	5,941	4,398

Total revenues	12,480	14,139	53,872	59,011

EXPENSES:

Claim and claim settlement expenses	7,623	4,826	30,134	30,807

Policy acquisition costs	1,309	1,201	5,160	5,456

General and administrative expenses	3,544	3,884	13,356	12,669

Total expenses	12,476	9,911	48,650	48,932

Income before income taxes	4	4,228	5,222	10,079

Income tax expense	155	2,121	1,934	4,081

Net (loss) income	$(151)	$2,107	$3,288	$5,998

Net (loss) income per share:
Basic	$(0.03)	$0.39	$0.62	$1.11

Diluted	$(0.03)	$0.37	$0.60	$1.06

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	December 31,	December 31,
	2006	2005

ASSETS

Available-for-sale investments, at market value	$111,089	$107,250
Cash and cash equivalents	13,898	21,914
Premiums receivable	2,367	3,382
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	77,168	83,318
On paid claim and claim settlement expenses	767	751
Other assets	13,150	11,856

Total assets	$218,439	$228,471

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$152,327	$160,141
Unearned premiums	7,432	8,341
Accrued expenses and other liabilities	7,325	9,411

Total liabilities	167,084	177,893

Shareholders’ equity	51,355	50,578

Total liabilities and shareholders’ equity	$218,439	$228,471